UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 6, 2010

WEIKANG BIO-TECHNOLOGY GROUP CO., INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165684	26-2816569
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

No. 365 Chengde Street, Daowai District, Harbin Heilongjiang Province, PRC 150020
(Address of principal executive offices)

(86) 451 8835 5530 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Material Definitive Agreement

The descriptions of the Settlement Agreement and Release (as defined below) and the other agreements, documents and instruments related thereto or otherwise contained herein and filed as Exhibits hereto do not purport to be complete and are qualified in their entirety by reference to such agreements, documents and instruments that are described. See Item 9.01.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Settlement Agreement and Release or other instrument referenced.

Introduction

On October 25, 2007, Sinary Bio-Technology Holdings Group, Inc., a Nevada corporation (“Sinary”) entered into an Equity Interest Transfer Agreement (the “Transfer Agreement”) with Yin Wang and Wei Wang (the “Shareholders”) pursuant to which the Shareholders transferred to Sinary 100% of the equity interests of Heilongjiang Weikang Bio-Technology Group Co., Ltd., a limited liability company (“Heilongjiang Weikang”) organized and existing under the laws of the Peoples Republic of China (“PRC”) in consideration for Sinary’s agreement to pay the Shareholders the sum of RMB 57,000,000 (the “Acquisition Price”).

Then on December 7, 2007, (i) Weikang Bio-Technology Group Co., Ltd. (the “Company”), (ii) the Company’s then majority shareholders, (iii) Sinary and (iv) Weili Wang, the sole shareholder of Sinary, entered into a Share Exchange Agreement (the “Exchange Agreement”), pursuant to which Weili Wang exchanged all of the outstanding shares of Sinary for 24,725,200 shares of the Company’s common stock (representing 98% of the then issued and outstanding shares) and Sinary became a wholly-owned subsidiary of the Company.  In addition, Sinary paid $650,000 in cash to the Company which was used to pay all of the Company’s outstanding obligations and to repurchase certain outstanding shares of the Company’s common stock.  This cash payment was advanced to Sinary by Yin Wang (the “Advance”).

Upon the closing of the transaction described in the Exchange Agreement, Mr. Yin Wang was appointed the Company’s Chief Executive Officer and Chairman of the Board and his sister, Wei Wang was appointed as a director of the Company.

As of the date of the Settlement Agreement and Release described below, both the Acquisition Price and the Advance remained outstanding and unpaid.

Settlement Agreement and Release

On August 6, 2010 (the “Effective Date”), Sinary on the one hand, and Yin Wang, the Company’s Chief Executive Officer and Chairman of the Board of Directors and his sister, Wei Wang, entered into a Settlement Agreement and Release pursuant to which Yin Wang and Wei Wang waived all of their rights that they have to payment of both the Acquisition Price and the Advance and contributed the Acquisition Price and the Advance to the Company’s capital.  The transaction was approved by the Company’s audit committee.

Item 5.01 Changes in Control of Registrant.

Call Option Agreement

On January 6, 2010 Weili Wang the holder of 24,725,200 shares of the Company’s common stock (representing approximately 88% of the Company’s issued and outstanding common stock), formed Lucky Wheel Limited, a British Virgin Islands corporation and issued to herself 10,000 ordinary shares which represents 100% of the issued and outstanding share capital of Lucky Wheel.  In June 2010 Ms. Weili Wang transferred 22,925,200 of her shares of the Company’s common stock (representing approximately 82% of the Company’s issued and outstanding common stock) to Lucky Wheel.  On May 5, 2010, Ms. Weili Wang and Ying Wang, the Company’s Chief Executive Officer and Chairman of the Board entered into a Call Option Agreement (the “Option Agreement”), pursuant to which Weili Wang granted Yin Wang an irrevocable and unconditional option to purchase all of her ordinary shares of Lucky Wheel (the “Option Shares”) for the price of U.S.$0.10 per ordinary share for a total purchase price of $1,000.  Mr. Wang has the right to purchase thirty-four percent (34%) of the Option Shares on December 31, 2010 and thirty-three percent (33%) of the Option Shares on December 31, 2011 and December 31, 2012, respectively.  The Option Agreement expires on June 29, 2015.  If and when the option is fully exercised, Yin Wang will become the sole shareholder of Lucky Wheel whose sole asset is 22,925,200 shares of the Company’s common stock.  Mr. Wang is expected to use his personal funds to pay for the Option Shares.

Item 8.01 Other Events.

In connection with the transactions described in the Transfer Agreement, on November 9, 2007 the Heilongjiang Office of the State Administration for Industry and Commerce registered Sinary as the 100% owner of Heilongjiang Weikang’s registered capital and issued a foreign invested enterprise business license (the “FIE Business License”) to Heilongjiang Weikang. The initial FIE Business License was valid until June 30, 2010.  On March 12, 2010, the Harbin City of Administration for Industry and Commerce extended the FIE Business License until November 9, 2027.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Settlement Agreement and Release entered into among Sinary Bio-Technology Holding Group, Inc., Yin Wang and Wei Wang on August 6, 2010.
99.2	Call Option Agreement entered into between Weili Wang and Yin Wang on May 5, 2010.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Settlement Agreement and Release entered into among Sinary Bio-Technology Holding Group, Inc., Yin Wang and Wei Wang on August 6, 2010.
99.2	Call Option Agreement entered into between Weili Wang and Yin Wang on May 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIKANG BIO-TECHNOLOGY GROUP CO., INC.

Date: August 9, 2010	By:	/s/ Yin Wang
Yin Wang Chief Executive Officer